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                                                                   EXHIBIT 10.16

                                Promissory Note

April 6, 1998                                              San Diego, California
$75,000

For value received, the undersigned jointly and severally promises to pay to the order of Innovative Global Solution, Inc., the sum of &75,000 (Seventy Five Thousand & 00/100 Dollars), with interest at the rate of 6% per annum on the unpaid balance.

Said sum shall be payable in the manner following:

          $75,000 plus interest due April 6, 2001.

The undersigned shall have the right to prepay without penalty. In the event any payment due hereunder is not made when due, the entire balance shall be immediately due at the option of the holder.

In the event of default, the undersigned agrees to pay all reasonable attorney fees and costs of collection.



_________________

William Son